Exhibit 10.35
Fourth Amendment to Merchant Agreement & Operating Procedures
          This Fourth Amendment to Merchant Agreements Operating Procedures, dated as of November 1, 2002 (“Amendment”), between Nordstrom, Inc. (“Nordstrom” or “Merchant”), and Nordstrom fsb (“Bank”), amends and supplements that certain Merchant Agreement & Operating Procedures, dated as of August 30, 1991, as amended by a First Amendment, dated March 1, 2000, a Second Amendment, dated March 2, 2000 and a Third Amendment dated October 1, 2001 (collectively, the “Agreement”) between Nordstrom fsb (as successor in interest to Nordstrom National Credit Bank) and Nordstrom. Capitalized terms Used herein but not defined herein shall have the meanings ascribed to such terms in the Agreement.
          The Bank and Nordstrom wish to amend the Agreement to correctly reflect updated pricing, as set forth in this Amendment.
          Therefore, in consideration of the mutual covenants and conditions contained herein, the parties hereby amend and supplement the Agreement as follows:
          1. Section 17 of the Agreement is amended by deleting the existing provision in its entirety and replacing it with the following provision:
     17 Fees.
(a) Merchant and the Bank agree that Merchant’s payment to the Bank of its fee, expressed as a percentage of the total of each Bank Credit Card Transaction, for services rendered to Merchant under this Agreement will also be sufficient to compensate the Bank for services rendered to Merchant pursuant to the terms hereof. The initially agreed upon fee shall be .25% of the net face amount of sales slips (less any credit slips) credited to the Bank by Merchant in connection with Bank Credit Card Transactions. The Bank will charge Merchant the applicable percentage on all sales slips purchased on a daily basis.
(b) The fees payable by Merchant hereunder for the fiscal year ending January 31, 2001 and from February 1, 2001 through October 31, 2001 shall be 0.50% of the net face amount of sales slips (less any credit slips) credited to the Bank by Merchant in connection with Bank Credit Card Transactions. Fees for such fiscal years shall be calculated and settled monthly based on net sales Receivables for such fiscal years shall be transferred daily.
(c) Beginning November 1, 2001 and thereafter, the fees payable by Merchant hereunder shall be 2.0% of the net face amount of sales slips (less any credit slips) credited to the Bank by Merchant in connection with Bank Credit Card Transactions, and shall be calculated and settled as follows:
(i) From November 1, 2001 through September 30, 2002, fifty basis points (0.50%) of the net face amount shall be calculated and settled daily, and one hundred ten basis points (1.1%) of the net face amount shall be calculated and settled monthly; and
(ii) Beginning October 1, 2002 and thereafter, 2.0% of the net face amount shall be calculated and settled daily.
Receivables shall be transferred daily
          2. Except as specifically amended hereby, the terms and conditions of the Agreement are unchanged and in full force and effect.
          IN WITNESS WHEREOF the parties have executed this Amendment effective as of the date first written above.

Nordstrom fsb, a federal savings bank		Nordstrom Inc., a Washington corporation

By:	/s/ Michael Karmil	By:	/s/ Kevin Knight

Title:	Vice President Accounting	Title:	Executive VP